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                         THIRD AMENDMENT
                                TO
                         CREDIT AGREEMENT


                           Introduction

          This Agreement, dated as of May 26, 1995 (this "Amendment"), is by and among American Bank Note Company, a New York Corporation (the "Borrower"), American Bank Note Holo-graphics, Inc. , a Delaware corporation ("ABH"), and United States Banknote Corporation , a Delaware corporation ("USBC"), each currently having an address at 51 West 52nd Street, 14th Floor, New York, New York 10019, and Citibank, N.A., a national banking association currently having an address at 399 Park Avenue, New York, New York 10043 ("Citibank"), Creditanstalt-Bankverein, an Austrian banking corporation acting through its U.S. federal branch and currently having an address at 245 Park Avenue, New York, New York 10167, The Nippon Credit Bank, Ltd., a Japanese banking corporation acting through its New York branch and currently having an address at 245 Park Avenue, New York, New York 10167, and other banks named in the Existing Credit Agreement as defined below, (collectively, the "Banks"), and Citibank, N.A., as Agent.

                             Recitals

          The Borrower, ABH (in and after the First Loan Amendment), USBC, the Banks and the Agent are parties to a Credit Agreement dated as of May 26, 1992, as modified by letter agreements dated as of January 5, 1993, September 30, 1993, December 31, 1993 (two letters), and December 31, 1994, and as amended by a First Amendment to Credit Agreement dated as of June 23, 1993, and a Second Amendment to Credit Agreement dated as of March 25, 1994 (as so modified and amended, the "Existing Credit Agreement"), pursuant to which the Banks established a $20,000,000 committed revolving credit facility that is scheduled to expire on the date hereof. Capitalized terms used and not otherwise defined or amended in this Amendment shall have the meanings respectively assigned to them in the Existing Credit Agreement.

          The Borrower, ABH and USBC have requested that the Commitment be temporarily extended to August 31, 1995, in order to permit them to obtain a permanent refinancing of the Loans, and the Banks have agreed to such extension on the condition (among others) that Advances will not be available if the Borrower, ABH, USBC and their affiliates have cash, cash equivalents and other Permitted Investments that then aggregate more than $5,000,000.


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          The Borrower, ABH and USBC have requested that the
Banks and the Agent enter into this Amendment in order to approve and reflect the foregoing, and the Banks and the Agent have agreed to do so, all upon the terms and provisions and subject to the conditions hereinafter set forth.

                            Agreement

          In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

          Section 1.      Amendment to Existing Credit Agreement.
The Existing Credit Agreement is hereby amended as of the date first written above as follows:

          (A) In Section 1.01 of the Existing Credit Agreement, the definitions of "Agreement", "Loan Documents" and "Termination Date" are hereby deleted in their entirety, and the following new definitions are hereby inserted in their respective places:

          "Agreement" shall mean this Credit Agreement, together with all schedules and exhibits hereto, as amended by the First Loan Amendment, the Second Loan Amendment, and the Third Loan Amendment, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein.

          "Loan Documents" shall mean this Agreement, the Notes, the ABH Guaranty, the Security Agreement, any mortgages, assignments, instruments and other documents creating or evidencing any interest in any Collateral securing or intending to secure anyone's Obligations under any of the foregoing, and all waivers, consents, agreements, reports, statements, certificates, schedules and other documents executed by the requisite person(s) pursuant to or in connection with any of the foregoing and accepted or delivered by the Agent hereunder (with the consent of such Banks, if any, as may be required hereunder), whether prior to, on or from time to time after the date hereof, as each may be supplemented, modified, amended or restated from time to time in the manner provided therein.

          "Termination Date" shall mean August 31, 1995, or the earlier date of termination in whole of the Commitments pursuant to this Agreement.

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          (B)  In Section 1.01 of the Existing Credit Agreement,
the following new definitions of "Security Agreement" and "Third Loan Amendment", are hereby inserted in their respective proper alphabetical positions without the deletion or modification of any other material:

          "Security Agreement" shall mean the Security Agreement between the Borrower and the agent (for the benefit of all of the Banks) dated as of December 31, 1994, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

          "Third Loan Amendment" shall mean the Third Amendment to Credit Agreement dated as of May 26, 1995, among the Borrower, ABH, USBC, the Banks and the Agent

          (C ) In Section 2.03 of the Existing Credit Agreement, the following new subsection is hereby inserted at the end of such Section without the deletion or modification of any material:

          (I) With respect to each Letter of Credit requested that would expire after the scheduled Termination Date, and to the extent on the fourteenth day preceding the Termination Date (1) there are any Letters of Credit outstanding that have not previously been cash collateralized and (2) the Borrower and/or USBC shall not have received by that date a commitment from a bank group to completely replace this facility (which commitment is in form and substance acceptable to the Agent): (A) the aggregate amount of all such Letters of Credit shall not exceed U.S.$5,000,000.00 (taking into account the U.S. Dollar equivalent of the aggregate face amount of any Letter of Credit then outstanding in any foreign currency); (B) all such Letters of Credit shall be immediately cash collateralized, upon issuance, or on the fourteenth day preceding the Termination Date if not previously cash collateralized, as applicable, in an amount that is not less than 100% of the aggregate face amount of all such Letters of Credit then outstanding, except that any Letter of Credit denominated in a foreign currency shall be cash collateralized in an amount that is not less than 105% of the U.S. Dollar equivalent of the aggregate face amount then outstanding, which cash collateral shall be deposited with the Agent and held as security pursuant to the Security
     Agreement; and    the terms and provisions of the Credit
     Agreement shall continue in full force and effect after such Termination Date

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     with respect to all such Letters of Credit until all of the
     Letters of Credit have been drawn upon or returned and all of the loans and other obligations thereunder have been paid and satisfied. The Banks agree to issue Letters of Credit under the Credit Agreement that may expire beyond the scheduled Termination Date, notwithstanding Section 2.03(a)(iii)(B) of the Credit Agreement, but subject to all other relevant terms and provisions of the Credit Agreement.

          (D) In Section 3.02 if the Existing Credit Agreement, subsection (a) is hereby deleted in its entirety, and the following new subsection is hereby inserted in its place:

          : (a) the following statements shall each be true:
               (I) The representations and warranties contained in Section 4.01 (excluding those contained in subsections (e) and (f) thereof) are correct on and as of the date of such Borrowing or the issuance of such Letter of Credit, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, or to the issuance of such Letter of Credit, as though made on and as of such date,
               (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default, and
               (iii) The aggregate cash, cash equivalents and other Permitted Investments of USBC, the Borrower, ABH and their respective affiliates shall be less than U.S.$5,000,000 (with investments carried in any foreign currency being converted to their U.S. Dollar equivalents on the date of calculation at such rates and reflecting such costs of conversion as the Agent may reasonably determine).

          (E) Section 5.04 of the Existing Credit Agreement is hereby deleted in its entirety, and the following new section is hereby inserted in its place:

          Section 5.04. Certain Financial Covenants. The Borrower and USBC covenant and agree that, from the date of the First Amendment until the Obligations have been fully paid and satisfied, unless the Agent (with the consent of the Majority Banks, as and if required) shall consent otherwise in writing:

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          (a)  USBC's financial measurements used in the
     following covenants: (I) shall be determined in accordance with GAAP (as of the date of calculation) consistently applied except to the extent otherwise specified by a particular definition or covenant; (ii) shall be computed for USBC and all of its Subsidiaries on a consolidated basis in accordance with those accounting principles; and (iii) shall refer to the corresponding items in the financial statements of USBC and its Subsidiaries for the relevant periods except to the extent otherwise specified or defined herein. USBC and the Banks covenant and agree to reset in good faith the financial covenants set forth in this Section, as well as the corresponding provisions of the financial covenants compliance certificate required by
     Section 5.01(e)(I) and (ii) hereof, from time to time with each (x) material change in GAAP and (y) securities offering by USBC or refinancing of the indebtedness under the USBC Loan Documents, in each case so as to maintain the integrity and intent of such covenants.

          (b) USBC shall not permit: (I) the Consolidated Net Worth of USBC and its Subsidiaries to be at any time during any period set forth below less than the amount set forth below under the heading "Consolidated Net Worth" for the corresponding period; (ii) the Net Worth of Borrower and its subsidiaries to be at any time during any period set forth below less than the amount set forth below under the heading "Borrower Net Worth" for the corresponding period; and (iii) the Net Worth of ABH and its subsidiaries to be at any time during any period set forth below less than the amount set forth below under the heading "ABH Net Worth" for the corresponding period:

                         Consolidated    Borrower       ABH
          Period           Net Worth     Net Worth      Net Worth

     March 31, 1995,      $54,500,000   $128,000,000   $23,000,000
     through
     June 29, 1995

     June 30, 1995,       $55,000,000   $130,000,000   $23,000,000
     and thereafter

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             USBC shall not permit the Consolidated leverage
     ratio of USBC and its Subsidiaries (consisting of the ratio of the Consolidated Total Liabilities to the Consolidated Net Worth) to exceed the ratio set forth below for the corresponding date:

                                         Consolidated
          Period                        Leverage Ratio

          March 31, 1995                  5.90  to 1.0

          June 30, 1995,                  5.85 to 1.0
          and any Quarter's end thereafter

          (d) USBC shall not permit the Consolidated interest coverage ratio of the Borrower and its Subsidiaries (consisting of the ratio of the Consolidated Available Earnings to the Consolidated Cash Interest Expense) for any fiscal year or other period of four consecutive fiscal quarters ending on a date set forth below to be less than the ratio set forth below for the corresponding date:

          Period Ending               Interest Coverage Ratio

          March 31, 1995                     1.45 to 1.0

          June 30 , 1995,                    1.50 to 1.0
          and any Quarter's end thereafter

          (e) USBC shall not permit the Consolidated current ratio of USBC and its Subsidiaries (consisting of the ratio of the Consolidated Current Assets to the Consolidated Current Liabilities of USBC and its Subsidiaries) to be at any time less than 2.0 to 1.0.

          (f) USBC shall not directly or indirectly make, incur or permit to exist Consolidated Capital Expenditures on the part of USBC and its Subsidiaries exceeding $7,000,000 during the 6 month period ending June 30, 1995.

          (g) USBC shall not cause or permit any change of the fiscal year of USBC and its Subsidiaries from December 31 of each year.

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          (h)  The Borrower shall not cause, suffer or permit any
     Subsidiary to take any action that would result, or would be reasonably likely to result, in the violation of any financial covenant applicable to such Subsidiary (and its subsidiaries) in this Section, with the various financial measurements and covenants set forth in this Section being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of the proposed action(s).


     (F) The Borrower has requested, and the Banks have agreed, to continue to include the receivables and inventory of ABH in the calculation of the Borrowing Base under the Agreement through August 31, 1995, upon the terms and provisions contained in the First Loan Amendment.

     Section 2. Acknowledgment of Outstanding Loans. The Borrower and ABH each hereby acknowledges, certifies and agrees that: (a) pursuant to the Existing Credit Agreement, the Bank has made loans on a revolving basis to the Borrower that are outstanding as of the date of this Amendment in the aggregate principal amount of $ -0- ; (b) the obligations of the Borrower to repay those loans (with interest) to the Bank and to perform or otherwise satisfy its other Obligations, as well as the security interests in the Collateral granted by the Borrower to the Bank, under the Existing Credit Agreement and other Loan Documents (I) each remain and shall continue in full force and effect, both before and after giving effect to this Amendment,
(ii) are not subject as of the date of this Amendment to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination, and (iii) are and shall continue to be governed by the terms and provisions of the Existing Credit Agreement and other Loan Documents as
supplemented, modified and amended by this Amendment;    ABH
has given its absolute, unconditional and irrevocable guaranty to the Banks of the full and punctual payment and satisfaction of those loans and the other Borrower's Obligations (as defined in the Guaranty) as and when due, whether at stated maturity, by acceleration or otherwise, pursuant to the Guaranty and the other Loan Documents; and (d) that guaranty and the other obligations of ABH (if any) under the Guaranty and other Loan Documents (I) each remains and shall continue in full force and effect, both before and after giving effect to this Amendment, (ii) are not subject as of the date of this Amendment to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination on the part of ABH, and (iii) are and shall continue to be governed by the terms and provisions of the Guaranty and other Loan Documents as supplemented, modified and amended by this Amendment.

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     Section 3.       Bringdown of Representations, Etc.  As of
the date of this Amendment: (a) the representations and warranties of each of the Borrower, ABH and USBC set forth in the Credit Agreement and other Loan Documents are true and correct in all material respects with the same effect as though those representations and warranties had been made on and as of the date hereof; (b) no Event of Default or Default has occurred and is continuing, excluding, however, those events subject to an express written waiver or consent from the Banks, if any;
the information set forth in the Secretary's or Officer's Cer-tificate most recently delivered to the Banks respecting (among other things) the authorizing resolutions, organizational and governing documents and the incumbency of the officers of each of the Borrower, ABH and USBC is true and complete in all material respects as if those certificates had been delivered on and as of the date of this Amendment; and (d) there are no actions, suits or proceedings pending or, to the best knowledge of the undersigned, threatened or contemplated by any person for the liquidation or dissolution of the Borrower, ABH or USBC or otherwise threatening their respective existences or challenging or calling into question the power or authority of the Borrower, ABH or USBC to execute or deliver any Loan Document to which it is or will be a party or to perform any of its obligations thereunder.

     Section 4. Amendment Fee and Additional Documents. As a condition precedent to the effectiveness of this Amendment, the Borrower, ABH and USBC: (a) shall pay an amendment fee of $50,000 to the Banks in respect of this Amendment; (b) shall cause the execution and delivery of this Amendment; and shall deliver such other instruments and other documents (I) as may be required by this Amendment or listed in the final version of the Checklist of Closing Documents delivered to the Borrower on or before the date this Amendment becomes effective, and (ii) as the Bank may request to effect this Amendment. Each instrument and document shall be in such form and substance as may be acceptable to the Bank in its discretion.

     Section 5. Counterparts. This Amendment may be signed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto.

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     Section 6.      Governing Law, Etc.  This Amendment is a
Loan Document and shall be governed by and construed in accordance with the applicable terms and provisions of Article VIII of the Existing Credit Agreement (as amended hereby) and Sections 12 through 26 of the Security Agreement, which terms and provisions are incorporated herein by reference.

     Section 7.      Agreement to Continue as Amended.  The
Existing Credit Agreement and the other Loan Documents, as supplemented, modified and amended by this Amendment, shall remain and continue in full force and effect after the date hereof.

     In Witness Whereof, the parties hereto have executed and delivered this Amendment as of the date first written above.

                              American Bank Note Company

                         By:  Ward A.W. Urban
                         Ward A.W. Urban, Treasurer

                              American Bank Note Holographics, Inc.

                         By:    Ward A.W. Urban
                         Ward A.W. Urban, Treasurer

                              United States Banknote Corporation

                         By:       Ward A.W. Urban
                         Ward A.W. Urban, Treasurer

                              Citibank, N.A.

                         By:  William G. Martens
                         William G. Martens III, Vice President


                      [Signatures Continued]
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                              Creditanstalt-Bankverein

                         By:       Geoffrey D. Spillane
                         Geoffrey D. Spillane, Senior Associate

                         By:       Christina T. Schoen
                         Christina T. Schoen, Vice President

                              The Nippon Credit Bank, Ltd.

                         By:       Clifford Abramsky
                         Clifford Abramsky, Vice President

                              Citibank, N.A., as Agent

                         By        William G. Martens
                         William G. Martens III, Vice President